SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 29, 2005

FMC CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-2376	94-0479804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1735 Market Street, Philadelphia, PA 19103

(Address of principal executive offices) (Zip Code)

(215) 299-6000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-2 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 7.01. Regulation FD Disclosure.

On June 29, 2005, Solutia Inc. (“Solutia”) filed a motion in its Chapter 11 case in the United States Bankruptcy Court for the Southern District of New York in order to gain court approval for certain matters related to the potential sale of substantially all of the assets of Astaris LLC (“Astaris”), a phosphorus chemicals business. Solutia and FMC Corporation (“FMC”) each own a 50% interest in Astaris.

In its motion, Solutia describes a process in which an outside consulting firm has assisted Astaris to identify and contact all likely potential buyers for Astaris’ business, prepare offering memoranda, solicit formal bids and evaluate the bids to determine which is most attractive.

FMC is an active participant in the process described in the motion, and Astaris, Solutia and FMC agreed to negotiate exclusively with a bidder for a limited period beginning June 18, 2005. Exclusive negotiations with this party are currently proceeding; however, it is too early to predict whether the negotiations will result in an agreement for the sale of Astaris assets, and, if an agreement is reached, when or if the sale will close. Any sale by Astaris of substantially all of its assets will require that Solutia receive the approval of the bankruptcy court.

This report is not deemed “filed” for purposes of Section 18 of the Securities and Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FMC CORPORATION

By:	/S/ ANDREA E. UTECHT
Andrea E. Utecht
Vice President, General
Counsel and Secretary

Date: June 30, 2005